Exhibit 99.1

For Immediate Release

For more information:
Jefferson Harralson
Chief financial Officer
864.240.6208
Jefferson_Harralson@ucbi.com

Emily Mosely

Crawford Strategy

864.248.4290

Emily@crawfordstrategy.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES CEO SUCCESSION PLAN
Harton to become Chief Executive Officer; Tallent to become Executive Chairman

BLAIRSVILLE, GA, April 2, 2018 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today that, after almost 35 years of service, its Chief Executive Officer, Jimmy Tallent, will retire from his current position effective June 30, 2018. Mr. Tallent will move into a new role as Executive Chairman of United’s Board of Directors. Lynn Harton, President and CEO of United’s banking subsidiary, will become CEO of United. As Executive Chairman, Mr. Tallent will continue to focus on board governance, strategic planning, and corporate development.

Mr. Tallent has been with United since 1984. Under his dedicated stewardship, it has expanded from a single location with $40 million in assets to a four-state regional community bank with $12.3 billion in assets. Mr. Tallent’s strategic vision and commitment to culture and corporate responsibility have been instrumental in United’s success.

“I have been committed to seeing United become a market leading institution and regain the strength we have enjoyed for decades. Today, the Bank is thriving and it has one of the most capable management teams in the industry. Lynn has done an excellent job as Chief Executive Officer of the Bank, and the time is right for me to reduce my role,” said Mr. Tallent. “I am grateful to the shareholders, the management team, and the Board of Directors for their confidence in me and proud of what we have accomplished together. The future is bright for United, and I look forward to serving in my new role as Executive Chairman.”

“I am honored to lead this organization into its next chapter,” said Harton. “We have a solid foundation, and are well-positioned for continued growth and success. It has been an honor to work alongside Jimmy for the past several years, and I look forward to continuing to serve United together in our new roles.”

Harton was named CEO of United Community Bank in August 2017 and was elected to the Board of Directors in February 2015. Prior to joining United in 2012, Harton served in executive capacities with various financial institutions. These include serving as CEO of The South Financial Group, and Chief Credit Officer for both Regions Financial Corporation and Union Planters Corporation. He began his career with a twenty-year stint at BB&T.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia with $12.3 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating 151 offices in Georgia, North Carolina, South Carolina, and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last four years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2018, for the fifth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the Bank’s full range of products and services can be found at www.ucbi.com.

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